ATSG ELECTS TEETS TO BOARD OF DIRECTORS

WILMINGTON, Ohio - February 3, 2009 - Air Transport Services Group, Inc., (NASDAQ: ATSG) today announced the election of J. Christopher Teets, a financial professional, to its Board of Directors.

Teets, 36, has served as a partner of Red Mountain Capital Partners LLC, a Los Angeles, Calif. investment management firm, since February 2005. Red Mountain said in an amended Form 13D filing with the Securities and Exchange Commission that it now owns approximately 6.3 million common shares of ATSG, or nearly 10 percent of the 63.3 million ATSG shares outstanding.

Red Mountain has been advising ATSG management on strategic direction since February 2008. Prior to joining Red Mountain, Teets was an investment banker at Goldman Sachs. He is a director of Encore Capital Group Inc. and of Affirmative Insurance Holdings, Inc.

Joe Hete, President and Chief Executive Officer of ATSG, said, "Chris and his colleagues at Red Mountain have provided us with knowledge and perspective that have been valuable during our transition period, and will continue to benefit us into the future."

Teets said he looks forward to working with the board and management to maximize ATSG's opportunities following the decision of its largest customer, DHL, to withdraw from the U.S. domestic market. "After working closely with ATSG's management over the past year as it has diversified and streamlined its business model, I'm convinced that the company's valuable aircraft assets and record of service quality can be leveraged effectively to generate attractive returns on capital," he said.

Teets becomes the eighth director of ATSG. He will be a Class II Director and stand for re-election to the Board at the annual meeting of shareholders in 2011.

About ATSG

ATSG is a leading provider of air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. Through five principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG also provides aircraft leasing, aircraft maintenance services, airport ground services, fuel management, specialized transportation management, and air charter brokerage services. ATSG's subsidiaries include ABX Air, Inc., Air Transport International, LLC, Capital Cargo International Airlines, Inc., Cargo Aircraft Management, Inc., and LGSTX Services, Inc.

Contact:
ATSG, Inc.
Quint O. Turner, Chief Financial Officer
937-382-5591